Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – SEPTEMBER 14, 2011

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2012 first quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2012 first quarter investor conference call. The agenda for today’s call will include a discussion of our first quarter financial results, a review of market conditions and an update regarding our strategic development efforts.
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Let me begin by stating that we are pleased to announce that we achieved profitable EBITDA results for the quarter. This marks what we believe is the beginning of our turnaround from a very difficult prior year. The first quarter was very encouraging. We experienced solid revenue production while maintaining a healthy backlog and bid list. Also, we strengthened our balance sheet from the previous quarter.

In the past several months, our management team has been diligent and effective in obtaining new contracts, managing cash and creating cost efficiencies. The first quarter results are a direct reflection of this effort. Although we are coming off a difficult fiscal year 2011, we are very excited about the opportunities in our current fiscal year 2012 and we look forward to achieving respectable levels of profitability in the quarters ahead.

Although the overall economy has not quite fully recovered, we are beginning to see more and more bid opportunities for our services. This is a key element to building our backlog and recognizing increased revenue and profit. Our markets, namely public services, healthcare and energy remain active. Our current projects are being managed well and we continue to look for opportunities to increase gross margin.

At the end of the first quarter, WPCS is pleased to announce that we have a backlog of $42 million and a bid list of $136 million which is an indication that the opportunity to continue generating positive results exists.

In regards to revenue, for the first quarter of fiscal year 2012 ended July 31, 2011, WPCS generated $25 million in revenue compared to $18 million for the preceding quarter ended April 30, 2011, which represents an increase of 43%. The Company generated $29 million in revenue for the same period a year ago.

In regards to EBITDA, for the first quarter of fiscal year 2012 ended July 31, 2011, WPCS generated $753,000 in EBITDA compared to an EBITDA loss of $5.1 million for the preceding quarter ended April 30, 2011.  The Company generated $238,000 in EBITDA for the same period a year ago. EBITDA is defined as earnings before interest, taxes, acquisition-related contingent earn-out costs, one-time charges related to seeking strategic alternatives including the possible sale of the company and depreciation and amortization.

In regards to net income, for the first quarter of fiscal year 2012 ended July 31, 2011, WPCS generated a net loss of $35,000 or $0.00 per diluted share compared to a net loss of $376,000 or $0.05 per diluted share for the same period a year ago.

I would like to emphasize that the small net loss results for the first quarter include one-time charges of $64,000 related to the strategic alternatives effort. Obviously, without these additional charges, the company would have generated positive net income for the first quarter. The revenue segmentation for the first quarter was approximately 24% wireless communication, 8% specialty construction and 68% electrical power.

We experienced favorable gross margin gain in the first quarter. For the first quarter, consolidated gross margin was 23% compared to 11% for the previous quarter and compared to 21% during the same period last year.

As of July 31, 2011, WPCS continues to maintain a healthy balance sheet with approximately $4.1 million in cash and $15.2 million in working capital. Our net tangible asset value is $22.6 million or $3.25 per diluted share. Due to the relative strength of our balance sheet, the company expects to be able to finance our growth internally and meet our short term liquidity needs. The company continues to work with Bank of America in satisfying our outstanding debt obligations and we are looking to establish a new credit facility in the near future.
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On September 1, 2011, Multiband Corporation, traded under the NASDAQ symbol MBND, acquired two of our operation centers for $2 million in cash. The acquisition of the two operation centers is part of a Multiband strategy to acquire WPCS in two phases whereby they can efficiently assimilate parts of the organization while also allowing for some time to better comprehend the new markets they endeavor to pursue with these acquisitions. Multiband has indicated that they are still interested in acquiring the remainder of WPCS at the proposed $3.20 per share offer. WPCS has extended an exclusivity period for Multiband so that they are given time to present a definitive proposal in acquiring the balance. The exclusivity expires on February 1, 2012. The $3.20 per share offer is still subject to the negotiation of a definitive merger document as well as WPCS shareholder approval. When Multiband puts forth a definitive agreement to acquire WPCS, along with a financing commitment, our directors will confer and announce their recommendation to our shareholders. The proposal from Multiband is part of the strategic alternatives effort that has been underway since September 2010.
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In conclusion, the management team will continue to focus on improving our financial performance and making sure that each operation center is positioned for earnings growth in the near future. We believe WPCS is a valuable company. We have a leadership position in communications infrastructure, an exceptional customer base in high growth markets, an international presence, a healthy balance sheet and earnings growth potential. Our company remains committed to building shareholder value in the short term and the long term. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2012 first quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 16503 # as the program identification number.

This will conclude the call.

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